Exhibit 99.1

MoneyGram Announces Leadership Succession Plan

W. Alexander Holmes to Become Chief Executive Officer January 1, 2016

Pamela H. Patsley to Serve as Executive Chairman Through 2017

DALLAS (July 31, 2015) – MoneyGram (NASDAQ: MGI), a leading global money transfer and payment services company, announced today that its Board of Directors has chosen W. Alexander Holmes to serve as MoneyGram’s next chief executive officer, beginning on January 1, 2016. He will succeed MoneyGram chairman and CEO Pamela H. Patsley, who on the same date will assume the role of executive chairman for a minimum of two years. Holmes, currently the Company’s executive vice president, chief financial officer and chief operating officer, will join the MoneyGram Board by the start of his tenure as CEO.

“We are pleased to be moving forward with a succession plan that provides for an orderly leadership transition and builds on the strong, collaborative partnership that Pam Patsley and Alex Holmes have developed during the last six years,” said J. Coley Clark, chair of the human resources and nominating committee of the MoneyGram Board. “Alex has made many valuable contributions to our business and his proven leadership skills across a range of senior executive roles, as well as his extensive knowledge of the Company’s financial and business operations, make him highly qualified to serve as our next CEO. We are grateful to Pam for her service and accomplishments as CEO and are really pleased that she will be assuming the responsibilities of executive chairman through the end of 2017, ensuring a seamless leadership transition.”

“Alex has been a tremendous asset to MoneyGram since he first joined us in 2009, and I am excited that he will be the next leader to drive the Company’s growth and profitability while increasing our market share around the world,” said Patsley. “Alex’s exceptional record of success across multiple areas of our company, along with the central role he played in our recent transformation efforts, gives me great confidence in his ability to lead MoneyGram. That he succeeds to CEO from within the Company speaks to the incredibly talented team we have developed at MoneyGram. I am looking forward to continuing to work closely with Alex and our colleagues in the years ahead.”

In her role as executive chairman, Patsley will work closely with Holmes to oversee MoneyGram’s strategic planning efforts and help represent the Company in its interactions with customers, the financial community, regulators and government officials. She will also continue to lead the Board’s governance functions, take an active role in the MoneyGram Foundation, and speak out on issues affecting the money transfer industry.

“During Pam’s tenure as CEO, MoneyGram has worked diligently to address a range of opportunities and challenges facing the evolving money transfer industry,” said Seth W. Lawry, managing director at Thomas H. Lee Partners and a member of MoneyGram’s Board since 2008. “Among other things, Pam has played an instrumental role in growing MoneyGram’s agent network and customer base, allowing for the secure and efficient transfer of billions of dollars around the world. In addition, she has helped steer the Company through the crisis in the financial sector, overseen the resolution of significant legacy issues, and implemented the Company’s innovative self-service approach to technology-enabled money transfer services. Pam has also assembled a world-class management team and served as a terrific mentor to Alex, positioning him to become her natural successor.”

About W. Alexander Holmes

Alex Holmes has served as executive vice president, CFO and COO of MoneyGram since February 2014 and executive vice president and CFO since March 2012. He joined MoneyGram in 2009 as senior vice president for corporate strategy and investor relations. Holmes previously spent nine years at First Data Corporation and Western Union and has extensive experience in global financial services with in-depth expertise in the money transfer and payments industries. While at First Data, Holmes held a variety of positions including chief of staff to the CEO, head of investor relations and senior vice president of global sourcing & strategic initiatives. He is a graduate of the University of Colorado, where he earned a bachelor’s of science in business administration and accounting and a master’s of science in information technology.

About Pamela H. Patsley

Pam Patsley joined MoneyGram in January 2009 as Executive Chairman of the Company. She assumed the additional role of CEO in September 2009. Patsley is an experienced executive in the financial services industry. After almost six years at KPMG, she joined First USA, Inc. as CFO and later became president and CEO of Paymentech, Inc. until it was acquired by First Data Corporation. She then led First Data’s global expansion, serving as president of First Data International. Patsley currently sits on the boards of two other public companies: Texas Instruments, Inc. and Dr. Pepper Snapple Group, Inc. From 1996 to 2009, she served on the board of Molson Coors Brewing Company and its predecessor.

About MoneyGram Inc.

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in select markets. More information about MoneyGram International, Inc. is available at moneygram.com.

Media Contact:

Michelle Buckalew

214-979-1418

Media@moneygram.com

Investors:

Eric Dutcher

214-979-1400

ir@moneygram.com